October 31, 2019

Nuveen Dow 30sm Dynamic Overwrite Fund

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen Dow 30sm Dynamic Overwrite Fund (DIAX) (File No. 333-226218)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 1 under the Securities Act of 1933, as amended (the “Securities Act”), to the Registration Statement of Nuveen Dow 30sm Dynamic Overwrite Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001